Exhibit H


                    (PROPOSED FORM OF NOTICE)

                SECURITIES AND EXCHANGE COMMISSION
                 (Release No. 35-     , 70-7287)

     Eastern Utilities Associates ("EUA"), a registered holding company, and its wholly-owned subsidiary EUA Cogenex Corporation ("Cogenex") have filed Post-Effective Amendment No. 19 to an application-declaration with this Commission pursuant to Section 11(b)(1) of the Public Utility Holding Company Act of 1935 (the "Act").

     By an order in this proceeding dated December 19, 1986
(Release No. 35-24273), the Commission authorized EUA to acquire all of the issued and outstanding capital stock of Citizens Heat and Power Corporation, a Massachusetts corporation which provided energy management services to institutional customers and which became EUA's wholly-owned subsidiary, Cogenex. Cogenex designs, finances, installs and maintains energy conservation systems. On September 28, 1995 Cogenex announced that it was discontinuing one of its principal business segments involving small self-generation projects. The following is a more complete description of Cogenex's two remaining principal business segments.

     Cogenex provides energy management services ("EMS") directly to institutional, commercial/industrial and governmental customers to reduce their energy costs and consumption. In its EMS programs, Cogenex employs energy efficiency technology and equipment through building automation, lighting modifications, boiler replacement, and other heat recovery methods to reduce electrical energy and fuel consumption and related energy costs of its customers. The principal equipment installed and maintained by Cogenex for EMS projects consists of lighting equipment, variable speed drives used in connection with heating, ventilation and air conditioning systems, building automation control equipment, high-efficiency motors, chillers and heat exchangers. Cogenex is paid for these services primarily through "shared savings" agreements in which the customer, who occupies or owns a facility, pays Cogenex a portion of the energy savings that result from the installation and maintenance of the energy efficient equipment in the facility. Cogenex also may, from time to time, acquire existing shared savings contracts or the benefits of these agreements from other EMS contractors or help finance EMS projects being developed by such contractors.

     Cogenex also participates in demand side management programs sponsored by electric utilities as a means to decrease both base load and peak demand on the utilities' systems. In utility demand side management programs, Cogenex contracts with the utility and its customers to provide EMS services to the utility's customers to reduce the demand on the utility's system. Cogenex is paid by the utility based on the reduction in the demand on the utility's system and may also receive a portion of the customer's savings.

     Cogenex seeks authorization to expand the services it provides to include services relating to furnishing and conserving water for the types of customers to whom it has historically furnished EMS services as described above. Such water services could be packaged with EMS services or furnished on a stand alone basis. Cogenex believes that such water services are functionally related to EUA's utility system operations and in the public interest as required by Section 11(b)(1) of the Act because they are a natural outgrowth of Cogenex's EMS services and would draw extensively upon Cogenex's experience in optimizing energy consumption and utilization.

     NOTICE IS FURTHER GIVEN that any interested person may, not later than _________, 1995, request in writing that a hearing be held on such matter, stating the nature of his interest, the reasons for such request, and the issues of fact or law raised by said application/declaration which he desires to controvert; or he may request that he be notified if the Commission should order a hearing thereon. Any such request should be addressed:
Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549. A copy of such request should be served personally or by mail upon the applicant/declarant at the above-stated address and proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. At any time after said date the application/declaration, as filed or as it may be amended, may be granted and permitted to become effective as provided in Rule 23 of the General Rules and Regulations promulgated under the Act, or the Commission may grant exemption from such rules as provided in Rules 20(a) and 100 thereof or take such other action as it may deem appropriate. Persons who request a hearing or advice as to whether a hearing is ordered will receive any notices and orders issued in this matter, including the date of the hearing (if ordered) and any postponements thereof.

     For the Commission, by the Division of Corporate Regulation, pursuant to delegated authority.


                                   Secretary